eLOYALTY CORPORATION

7% Series B Convertible Preferred Stock

Issuable Upon Exercise of Subscription Rights

The Rights Offering Will Expire at 5:00 p.m., New York City Time,

on December 19, 2001, Unless the Rights Offering is Extended

INSTRUCTIONS AS TO USE

OF RIGHTS CERTIFICATE

Consult MacKenzie Partners, Inc. or Your Bank

Or Broker With Any Questions

      These instructions are being distributed to you in connection with the offering (the “Rights Offering”) by eLoyalty Corporation (“eLoyalty”) of its 7% Series B Convertible Preferred Stock (the “Preferred Stock”) pursuant to subscription rights (the “Rights”) distributed by eLoyalty to the holders of record of its common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on October 8, 2001 (the “Record Date”). The Rights are described in the Prospectus for the offering (a copy of which accompanies these instructions) and are evidenced by a rights certificate, which is registered on the books of eLoyalty in your name or the name of your bank, broker or other nominee holder, as appropriate.

      Each holder of record as of the Record Date is entitled to one Right for each share of Common Stock owned as of the Record Date. Each Right entitles its holder to subscribe for, at such holder’s option, either $1.60, $1.00 or $0.50 (the “Subscription Price”) of Preferred Stock. The purchase price per share of Preferred Stock will be the lesser of $0.51 and 90% of the average of the last sale price of the Common Stock over the twenty trading days through and including the fourth trading day prior to the closing date of the Rights Offering, subject to adjustment for a proposed one-for-ten reverse split of the Common Stock to be effected immediately prior to the closing of the Rights Offering. eLoyalty will make a public announcement of the purchase price promptly following the close of trading on the fourth trading day prior to the closing date of the Rights Offering. No fractional Rights have been granted by eLoyalty. If, based on the number of shares it holds, a record holder would have been entitled to a fractional Right, the number of Rights granted to such holder has been rounded down to the nearest whole number.

      The number of Rights that you are receiving is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate form or forms on the back of your Rights Certificate and returning it to Mellon Bank, N.A. (the “Subscription Agent”) in the envelope that accompanies these instructions.

      The Rights will expire at 5:00 p.m., New York City time, on December 19, 2001 (the “Closing Date”), unless the Rights Offering is extended.

      In order for you to validly exercise your Rights, Mellon Bank, N.A. must receive the following items from you prior to 5:00 p.m., New York City time, on the Closing Date:

•	Your Rights Certificate, properly executed and delivered by you; and

•	Payment in full of the Subscription Price for each Right you wish to exercise, including final clearance of any checks.

      You must own at least one share of pre-split Common Stock (or one-tenth of a share of post-split Common Stock) on the Closing Date for each Right that you exercise. eLoyalty reserves the right to rescind any purchase of Preferred Stock in violation of this requirement.

      For more complete information on the terms of the Rights Offering, please see the discussion set forth under the headings “Questions and Answers About the Rights Offering” and “The Rights Offering” in the Prospectus. Copies of the Prospectus are available upon request from MacKenzie Partners, Inc. (the “Information Agent”) toll free at (800) 322-2885.

1.     How to Exercise Your Rights

      To exercise your Rights, complete Form 1 on the back of your Rights Certificate and send your properly completed and executed Rights Certificate, together with payment in full of the Subscription Price for each Right that you are exercising, to Mellon Bank, N.A. Your payment of the Subscription Price must be in U.S. Dollars, and may be made by:

•	Uncertified check payable to “Mellon Investor Services LLC (acting on behalf of Mellon Bank, N.A., as Subscription Agent for eLoyalty)” (please allow at least five business days for an uncertified check to clear);

•	Certified or cashier’s check drawn upon a U.S. bank and payable to “Mellon Investor Services LLC (acting on behalf of Mellon Bank, N.A., as Subscription Agent for eLoyalty)”;

•	U.S. postal money order payable to “Mellon Investor Services LLC (acting on behalf of Mellon Bank, N.A., as Subscription Agent for eLoyalty)”; or

•	Wire transfer of immediately available funds to the account maintained by Mellon Investors Services LLC (acting on behalf of Mellon Bank, N.A.) for such purpose at The Chase Manhattan Bank, New York, NY, ABA No. 021 000 021, Acct. No. 323-885489, MIS REORG CONTROL for the benefit of eLoyalty Corporation, A/C # 601569163 Attention: Evelyn O’Connor 201-296-4515.

      The Subscription Price will be deemed to have been received by Mellon Bank, N.A. only upon the:

•	Clearance of any uncertified check;

•	Receipt by the Subscription Agent of any certified or cashier’s check drawn upon a U.S. bank or any U.S. postal money order; or

•	Collection of funds in the Subscription Agent’s above-designated account.

      Please note that an uncertified check may take as many as five or more business days to clear. Accordingly, holders of Rights who wish to pay the Subscription Price by uncertified check are urged to pay for their subscriptions sufficiently in advance of the Closing Date to ensure that such payment clears prior to the expiration of their Rights, and to consider making payment by means other than uncertified check.

      If you exercise less than all of the Rights evidenced by your Rights Certificate and you wish to receive a new Rights Certificate evidencing your unexercised Rights, please contact the Information Agent toll free at (800) 322-2885 which will arrange for a new Rights Certificate to be issued to you evidencing your unexercised Rights. Requests for a new Rights Certificate should be made well in advance of the Closing Date to permit you to exercise the Rights evidenced thereby by the Closing Date.

      If the number of Rights being exercised is not specified in the Rights Certificate, the Rights will expire unexercised and the Subscription Price will be returned without interest. If the dollar amount of Preferred Stock subscribed for per Right is not specified in the Rights Certificate, then the Company may accept the Rights Certificate and Subscription Price for the maximum number of Rights (up to the number of Rights specified in the Rights Certificate) that may be exercised based on the actual payment that is submitted. If the Subscription Price that is submitted is insufficient to exercise all of the Rights specified in the Rights Certificate at the dollar amount of Preferred Stock per Right specified in the Rights Certificate, then (i) eLoyalty may apply the Subscription Price to the exercise of all of the Rights specified in the Rights Certificate at a lower dollar amount, either $1.00 or $0.50 of Preferred Stock per Right, as applicable, or (ii) if the Subscription Price is insufficient to exercise all of the Rights specified in the Rights Certificate at $0.50 of Preferred Stock per Right, then eLoyalty may accept the Rights Certificate and Subscription Price for the maximum number of Rights that may be exercised based on the actual payment submitted. If the aggregate Subscription Price that is submitted exceeds the aggregate amount applied to the payment of the purchase price for the Preferred Stock, the unused portion of the Subscription Price shall be returned promptly following the Closing Date, plus interest accruing after the Closing Date.

2.     How to Properly Execute Your Rights Certificate

      Execution by Registered Holder. The signature on your Rights Certificate must correspond to the name of the holder as it appears on the face of the Rights Certificate, without any alteration or change whatsoever.

      Execution by Person Other than Registered Holder. Anyone signing a Rights Certificate in a representative or fiduciary capacity must indicate his or her capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of his or her authority to so act.

      Signature Guarantees. Your signature must be guaranteed by a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution that is a member of, or a participant in, a signature guarantee program acceptable to the Subscription Agent if you wish to specify special delivery instructions pursuant to Form 2 on the back of the Rights Certificate.

3.     How to Deliver Your Rights Certificate and Payment to the Subscription Agent

      The addresses and facsimile number for deliveries to the Subscription Agent are:

By mail:	By hand delivery:	By overnight courier:

Mellon Bank, N.A. c/o Mellon Investor Services LLC P.O. Box 3301 South Hackensack, NJ 07606	Mellon Bank, N.A. c/o Mellon Investor Services LLC 120 Broadway 13th Floor New York, NY 10271	Mellon Bank, N.A. c/o Mellon Investor Services LLC 85 Challenger Road Mail Drop-Reorg Ridgefield Park, NJ 07660
By facsimile transmission:
(201) 296-4293

      You should confirm receipt of all facsimile transmissions by calling Mellon Investor Services LLC at (201) 296-4860.

      Neither eLoyalty nor the Subscription Agent is liable for deliveries that are not timely received. If you send your Rights Certificate and payment by mail, you are urged to send them by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery and clearance of payment prior to the Closing Date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by certified or cashier’s check drawn upon a U.S. bank, U.S. postal money order or wire transfer of funds.

4.     Rights Are Not Transferrable

      The Rights evidenced by your Rights Certificate are not transferable, and eLoyalty has not authorized the Subscription Agent to recognize the validity of any purported transfer of Rights.

5.     Form W-9

      Each holder that elects to exercise the Rights evidenced by its Rights Certificate should provide the Subscription Agent with a correct Taxpayer Identification Number (a “TIN”) on Form W-9, a copy of which accompanies these instructions. Failure to provide a TIN may subject a holder to federal income tax withholding with respect to any future dividends paid by eLoyalty on shares of Preferred Stock purchased in the Rights Offering. Additional copies of the Form W-9 may be obtained upon request from the Information Agent toll free at (800) 322-2885.

6.     Delivery of the Shares of Preferred Stock That You Purchase in the Offering

      As soon as practical after the Closing Date, the Subscription Agent will deliver to you (i) one or more certificates representing the shares of Preferred Stock purchased by you in the Rights Offering, and (ii) any excess funds paid to the Subscription Agent in connection with the exercise of your Rights, plus interest after the Closing Date as specified in the Prospectus. Unless you instruct the Subscription Agent otherwise in Form 2 of the Rights Certificate, all deliveries will be made to the address(es) set forth on the Rights Certificate issued to you.

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